Exhibit 23.4

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Regional Health Properties, Inc.:
We consent to the use of our report dated March 13, 2017, with respect to the balance sheet of Regional Health Properties, Inc. as of January 31, 2017 included herein, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/KPMG LLP
Atlanta, Georgia
June 16, 2017